FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
                 AND JOINT ESCROW INSTRUCTIONS


          This First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions (this "Amendment") is entered into as of the 31st day of March, 1998 by and between Flags Investment, Inc., a California corporation ("Seller"), and Arden Realty Limited Partnership, a Maryland limited partnership ("Buyer").

                            RECITALS

          WHEREAS, Buyer and Seller entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated March 11, 1998 (the "Purchase Agreement"), pursuant to which Seller agreed to sell and Buyer agreed to buy the "Property" referenced therein, including the real property located at 11075 Santa Monica Boulevard, Los Angeles, California. Capitalized terms used in this Amendment and otherwise defined shall have the meaning ascribed to such terms as set forth in the Purchase Agreement.

          WHEREAS, Buyer has objected to the amount to the tenant improvement allowance for Shuwarger & Company as set forth on Exhibit "L" of the Purchase Agreement;

          WHEREAS, Buyer has received a Tenant Estoppel from Wilson, Kenna & Borys, LLP ("WKB"), the tenant occupying the entire third floor of the Property, wherein WKB contends that (i) it has prepaid rent under its lease in the amount of Twenty-Four Thousand Five Hundred Six and 80/00 Dollars ($24,506.80) ("Prepaid Rent") and (ii) it has an option to extend the term of its lease.

          WHEREAS, WKB contends that the Prepaid Rent was delivered to Seller in order to be applied to the payment of rent due under its lease for the first (1st) and sixteenth (16th) months of its original lease term, and that such Prepaid Rent was not properly credited to WKB's rental obligations under its lease by Seller.

          WHEREAS, Seller disagrees with WKB's contention regarding the Prepaid Rent and believes that the Prepaid Rent was properly credited to WKB's rental obligations under its lease and Seller disagrees that WKB has a remaining option to extend the term of its lease.

          WHEREAS, Buyer and Seller now desire to amend the Purchase Agreement as set forth below and establish an escrow holdback account with Escrow Holder upon and subject to the terms and conditions set forth below.

                           AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
          1.   Escrow Holdback Account.

          (a) Buyer and Seller hereby establish an escrow holdback account with Escrow Holder ("Holdback Account") pursuant to which Escrow Holder shall hold a sum equal to the Prepaid Rent from the proceeds of the Purchase Price (the "Holdback Amount") and not disburse said amount to any party until Escrow Holder is authorized to do so as provided herein. Escrow Holder shall invest the Holdback Amount in an interest bearing account with a responsible federally-insured institutional lender approved by Buyer and Seller and interest shall accrue for the account of the party to whom the Holdback Amount (or such portions thereof) is disbursed pursuant to the instructions set forth herein. Seller shall be responsible for the payment of all charges and fees imposed by Escrow Holder in connection with its duties hereunder.

          (b) Escrow Holder shall hold the Holdback Amount until the Disbursement Date (as defined below), at which time Escrow Holder shall deliver to Buyer and/or Seller (as applicable) the Holdback Amount (or such portion thereof as set forth in the Final Resolution (as defined below)), plus all interest accrued thereon for the benefit of such party. The Disbursement Date shall be the earlier of (i) the date that Buyer delivers to Escrow Holder evidence that the dispute between WKB and Seller regarding the payment and application of the Prepaid Rent, as set forth above, (the "Dispute") has reached Final Resolution, (ii) the date that Buyer delivers to Escrow Holder and Seller evidence that WKB has withheld or offset all or any portion of the Prepaid Rent amount from or against rent due or which shall become due under its lease (a "Withholding Event") or (iii) May 15, 1998, but only if Escrow Holder has not received written evidence of Seller's commencement of an action for declaratory relief against WKB, as more particularly set forth in paragraph 2 below. If the Disbursement Date occurs pursuant to subparagraph (ii) or (iii) above, then Escrow Holder shall deliver to Buyer the entire Holdback Amount plus all interest accrued thereon, without further instruction.

          (c) As used herein, the term "Final Resolution" shall mean Seller's delivery to Escrow Holder of, and Buyer's delivery to Escrow Holder of written approval (not to be unreasonably withheld or delayed) of:

               i) A fully executed written agreement by and between WKB and Seller setting forth, among other things, the disposition of the Prepaid Rent and which also contains language substantially similar to the following:

          "Release. WKB hereby releases and forever discharges Flags Investment Inc., a California corporation, and Arden Realty Limited Partnership, a Maryland limited partnership, and their respective officers, directors, affiliates, partners, agents, employees, representatives, attorneys and their respective heirs, executors, administrators, successors and assigns, and each of them, from any and all claims, demands, damages, debts, liabilities, judgments, obligations, causes of action, suits, expenses and costs (including, without limitation, attorney's fees and costs), of whatever nature, character or description (collectively " Losses"), whether known or unknown, anticipated or unanticipated, which WKB may have or may hereafter have or claim to have against the released parties in connection with the $24,506,80 prepaid rent paid by WKB under its lease. In furtherance of this intention, WKB acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows ("Section 1542"):

               'A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the releases, which if known by him must have materially affected his settlement with debtor.'

          The parties hereby waive and relinquish any rights and benefits which they may have under Section 1542" or;

               ii) A final judgment entered in a declaratory relief action between Seller and WKB which fully and finally resolves all Disputes regarding the Prepaid Rent. For purposes of this paragraph a judgment will be deemed to be "final" when it has been entered and the time for appeal has passed without either party filing a notice of appeal or, if an appeal is taken from such judgment, then such appeal has been litigated to a final adjudication.

          (d) Buyer and Seller each agree to sign such further instructions and take such further actions as Escrow Holder may reasonably require in connection with its duties under this Amendment.

          (e) Upon the occurrence of a Withholding Event, and provided that Escrow Holder has delivered to Buyer the Holdback Amount and all interest accrued thereon, Buyer shall be deemed (without the necessity of any further action) to have assigned to Seller any and all claims for damages it may have against WKB with respect to the Prepaid Rent, but Seller shall have no right to and shall not (i) commence or pursue any unlawful detainer or eviction action against WKB, (ii) terminate WKB's lease or its right to possession or use thereunder or (iii) take any action which could entitle any WKB to terminate its lease.

          2. Obligations of Seller. Seller hereby agrees to use reasonable efforts to resolve the Dispute with WKB within thirty (30) days following the date hereof. If WKB and Seller have not reached a Final Resolution within said thirty (30) day period, then Seller shall have fifteen (15) days following the expiration of said thirty (30) day period (the "15 Day Filing Period") to commence an action for declaratory relief against WKB to resolve the Dispute. The "commencement of an action for declaratory relief" shall be deemed to have occurred when Seller's claim for declaratory relief against WKB is filed with a court of competent jurisdiction. Seller shall deliver to Buyer and Escrow Holder written evidence of the commencement of its action for declaratory relief prior to the expiration of the 15 Day Filing Period. Seller's failure to do so shall constitute its irrevocable instructions to Escrow Holder to release the entire Holdback Amount, and all interest accrued thereon, directly to Buyer without further instructions. In the event that an action for declaratory relief is timely commenced by Seller as provided above, then Seller agrees to diligently and continually prosecute such action in good faith, until final judgment is reached. Nothing herein shall prevent Seller from commencing an action for declaratory relief against WKB sooner than the time periods set forth herein.

          3. Indemnity. Seller hereby agrees to indemnify, protect and defend Buyer and Buyer's officers, partners, directors, agents, shareholders, representatives, employees, attorneys, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively "Buyer's Parties") against and hold Buyer and Buyer's Parties harmless from, and to reimburse Buyer and Buyer's Parties for any and all Losses (as defined in paragraph 1(c) above) arising out of or relating to the Dispute.

          4. Tenant Improvement Allowance for Shuwarger & Company. Buyer and Seller hereby agree that tenant improvement allowance for Shuwarger & Company as set forth on Exhibit "L" to the Purchase Agreement is hereby amended to read as follows:

          "TENANT IMPROVEMENT ALLOWANCE NOT PAID YET
          # 150 Shuwarger & Company               $15.000.00."

Buyer and Seller agree that said amount shall be credited to Buyer at Closing, as more particularly set forth in the Purchase
Agreement.

          5. Due Diligence Period and Closing Date. The expiration of the Due Diligence Period is hereby extended to 6:00 p.m. (California time) on April 8, 1998, but only with respect to Buyer's review and approval of the Tenant Estoppel for WKB and the resolution, to Buyer's sole satisfaction, of all issues pertaining to, regarding, or arising out of WKB's claim that it has an option to extend its lease term. The Closing Date is hereby extended to April 9, 1998, or sooner if agreed to by Buyer and Seller.

          6.   Resolution of Objections.     The execution and
delivery by Buyer and Seller of this Amendment to each other shall constitute the parties resolution of the objections raised in paragraphs 1, 2 and 4 of that certain letter from Buyer's attorney to Seller and Seller's attorney dated March 30, 1998, a copy of which is attached hereto as Exhibit "A."

          7. Estimated Settlement Statement. Seller hereby authorizes Tammy Arima of K.O. Investment to sign and approve all settlement statements on behalf of Seller which are prepared by Escrow Holder in connection with the Closing.

          8. Ratification of Purchase Agreement. Except as specifically amended by this Amendment, Buyer and Seller agree that the Purchase Agreement shall remain in full force and effect without modification. The terms and conditions of this Amendment and the establishment of the Holdback Account shall survive the Closing as set forth in the Purchase Agreement. Nothing contained herein shall be deemed a waiver of any rights of Buyer or Seller under the Purchase Agreement.

          9. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

          10. Facsimile. Each party shall be authorized to rely on the signatures of the other party on this Amendment which are delivered by facsimile as constituting duly authorized, irrevocable, actual, current delivery of this Amendment binding upon such other party. Each party that delivers such facsimile signatures to any other parties agrees to deliver an executed original of the same to the parties so receiving the previous facsimile signature within five (5) business days after the delivery of such facsimile signature, but the failure to so deliver an executed original shall not effect the validity and enforceability of this Amendment.

          11.  Brokers.   Seller hereby represents and warrants
to Buyer that Seller has not dealt with any broker, agent or other person with respect to that certain Third Amendment to Office Lease dated March 31, 1998, by and between Seller and WKB (the "Third Amendment"), and no broker, agent or other person is entitled to any commission or compensation with respect to the preparation of or matters contained in the Third Amendment and the option term set forth therein. Seller agrees to indemnify, defend, protect and hold Buyer harmless from and against any and all Losses (as defined in paragraph 1(c) above) incurred or suffered by Buyer in connection with any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Seller with regard to the Third Amendment or the option contained therein.

          12. Remedies. Without limiting any remedies available to Buyer as provided by law, Buyer shall also have the right to bring an action for specific performance against Seller to enforce terms and provisions of this Amendment. In the event any such action is commenced by Buyer, then the prevailing party in such action shall be entitled to recover its attorney's fees as provided in Section 17.9 of the Purchase Agreement.

       [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
 SIGNATURES BEGIN ON THE FOLLOWING PAGE NOTWITHSTANDING THAT THE
            SIGNATURE PAGE IS DESIGNATED AS PAGE "4"]

          IN WITNESS WHEREOF, Buyer and Seller have executed this
Amendment as of the date first set forth above.

SELLER

FLAGS INVESTMENT, INC., a
California corporation,


By: /s/ Hajime Matsunaga
Name: Hajimi Matsunaga
Title: President

BUYER

ARDEN REALTY LIMITED
PARTNERSHIP, a Maryland
limited partnership

     By: ARDEN REALTY, INC.,
          a Maryland corporation
     Its:    General Partner

     By: /s/ Victor J. Coleman
     Name:  Victor Coleman
     Its: President and COO